Exhibit 10.1

TERMINATION AGREEMENT AND
GENERAL RELEASE OF ALL CLAIMS

     This Termination Agreement and General Release (the "Agreement") is made by and between Quantum Corporation, a Delaware corporation (“Quantum”), and Michael J. Lambert (Quantum employee # 18356), collectively, (the “Parties”).

     WHEREAS, the Company and Mr. Lambert have agreed to mutually and amicably end the employment relationship in accordance with the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual promises set forth herein the Parties agree as follows.

     1. Definition of Parties:  References in this Agreement to “Quantum” shall include any and all parent, subsidiary and affiliated corporations and business entities and all shareholders, officers, directors, agents, managers, employees, representatives, attorneys, and successors and assigns of those corporations and entities.  References in this Agreement to “Michael J. Lambert” or “Mr. Lambert” shall include all of his representatives, attorneys, heirs, and successors and assigns.

     2. Quantum's Consideration For Agreement: In consideration hereof, Quantum agrees to pay to Mr. Lambert those separation payments and benefits detailed below. These payments and benefits are in addition to any other payments or benefits for which Mr. Lambert may be otherwise eligible under law or in accordance with any existing agreement which by its terms shall survive the termination of Mr. Lambert’s employment as of the Effective Date.

          a)     Separation Payment. Except as provided in Section 3, Quantum agrees to pay Mr. Lambert up to Two Hundred Nine Thousand One Hundred Thirty Four dollars and 62 cents ($209,134.62), representing his base salary for a twenty six (26) week period, plus service pay of three (3) weeks for Mr. Lambert’s three years of service, as follows:

i.	An initial payment on the Termination Date of $21,634.62 representing three (3) weeks of service pay.
ii.

Beginning on the 15th of each month following the Termination Date, so long as Mr. Lambert has not been hired to work in a full-time position for another company, Quantum shall make monthly payments to Mr. Lambert of $31,250.00.

iii.	Once Mr. Lambert has been hired to work full-time for another company, the monthly payments will cease, and Quantum will not be obligated to make any further separation payments.
iv.	The maximum aggregate total of separation payments to Mr. Lambert shall be $209,134.62, representing the initial $21,634.62 payment and six (6) monthly payments of $31,250.00.

          b)     Discharge of forgivable Loan.  Quantum agrees to release Mr. Lambert from any obligation to repay the outstanding principal portion of his forgivable loan as of the Termination Date, and interest accrued thereon. The forgiveness amount of Mr. Lambert's forgivable loan has been estimated by Quantum to be Fifty Four Thousand Dollars ($54,000) in unpaid principal, and accrued interest.  Mr. Lambert shall be solely responsible for the payment of all income and other taxes on the forgiven portion of the loan.

          c)      Health and Welfare Benefit Continuation. If Mr. Lambert is enrolled in a medical, dental, vision or Employee Assistance Program (EAP) plan sponsored by Quantum on the Termination Date, he shall be entitled to six (6) months of benefit coverage at no cost to him after the Termination Date.  A lump sum payment equal to the grossed up value of six months of COBRA premiums ($7,133.46) will be paid to Mr. Lambert on or about the Termination Date for this purpose, and Mr. Lambert shall be responsible for the application for COBRA coverage and for payment of all premiums related thereto.

          Quantum shall continue Mr. Lambert’s group-term life insurance coverage in effect at the Termination Date for up to sixty (60) days following the Termination Date.  The cost for this coverage will be deducted from the separation payments specified in Section 2(a) above unless written notice is received by the Benefits Department, c/o Quantum Corporation (fax: 719-536-6314) at least two (2) weeks prior to the Termination Date.

          d)     Use of Office Space. Beginning June 11, Quantum agrees to permit Mr. Lambert to use Company office space in its Irvine, CA facility until the Termination Date, at no cost to him.  The assigned office space will be equipped with telephone, voice mail, fax machine, computer and email access.

          e)       Stock Treatment. Quantum agrees that Mr. Lambert shall be entitled to exercise any vested stock option within three (3) months following his Termination Date. Mr. Lambert acknowledges that any exercise of options is subject to those restrictions on timing of trades under the “Insider Trading” rules imposed by the US Securities and Exchange Commissions.

          f)      Financial Planning Assistance. Quantum agrees to make available to Mr. Lambert for Quantum’s fiscal year 2005, financial planning assistance at the annual value of financial assistance perquisite generally available to executives at Quantum. The value of benefit to Mr. Lambert is Three Thousand Dollars ($3,000).

          g)      Vacation Pay.  In addition to the separation payments specified in Section 2(a), Mr. Lambert shall receive a payment of $21,634.62 on or about the Termination Date representing Mr. Lambert’s accrued vacation per Quantum’s normal vacation policy.

     3.     Mr. Lambert’s Last Day of Regular Employment:  Mr. Lambert understands and acknowledges that his continued employment and active presence at Quantum through June 30, 2004 is an express condition to the promises and payments hereunder.  Mr. Lambert’s Termination Date shall be September 30, 2004; provided that Mr. Lambert in his discretion may voluntarily terminate his employment prior to September 30, 2004 (but after June 30, 2004) and such earlier date shall then be the Termination Date.  Mr. Lambert further understands and acknowledges that in consideration of the promises and payments hereunder his reasonable assistance in transitioning of CFO responsibilities may be requested from time to time during the period following active employment.

     4.      Mr. Lambert’s Waiver of All Legal Claims:  In further consideration for the payments and promises described above, Mr. Lambert does hereby completely release and forever discharge Quantum from all claims, rights, obligations, and causes of action of any and every kind and character, known or unknown, which Mr. Lambert may now have, or has ever had, arising from or in any way connected with the employment relationship between the parties, any actions during that relationship, or the termination of that relationship.

This release includes but is not limited to: a) all "wrongful discharge" or "wrongful termination" claims; b) all claims relating to any contracts of employment, express or implied; c)

all claims for breach of any covenant of good faith and fair dealing, express or implied; d) all claims for any tort of any nature; e) all claims for attorney's fees and costs; and f) all claims under any federal, state, or municipal statute, ordinance, regulation or constitution, including specifically any claims under the California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act and any other laws or regulations relating to employment or employment discrimination.

     5.     Confidentiality Provision: Mr. Lambert agrees that the terms and conditions of this Agreement are strictly confidential and shall not be disclosed to any other person except his immediate family, his legal counsel, taxing authorities in connection with his filing of federal or state tax returns, or as otherwise required by legal process or applicable law.

     6.      Mr. Lambert’s Acknowledgment of Civil Code § 1542:  Mr. Lambert states that he has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Mr. Lambert understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right.  Having been so apprised, Mr. Lambert nevertheless hereby voluntarily elects to, and does, waive the rights described in Section 1542, and elects to assume all risks for claims that now exist in his favor, known or unknown, from the subject of this Agreement.

     7.     Non-Admission Clause:  Nothing in this Agreement shall be construed as an admission by Quantum of any wrongdoing by the Company or any liability arising from the subjects covered in this Agreement.

     8.     Entire Agreement:  This Agreement constitutes the entire understanding of the parties on the subjects covered.  Mr. Lambert expressly warrants that: a) he has read and fully understands this Agreement; b) he has had the opportunity to consult with legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; c) he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained in this document; and d) he is executing this Agreement voluntarily, free of any duress or coercion.

     9.     Effective Date:  This Agreement shall become effective on the eighth (8th) day following the date on which Mr. Lambert signs it. It is understood that Mr. Lambert may revoke his consent to this Agreement in the seven day period following the date on which he signs the Agreement (the “Effective Date”).

     10.     Compliance with Older Workers Benefit Protection Act:  Mr. Lambert acknowledges that Quantum has advised him: a) that he should consult with an attorney prior to signing this Agreement; b) that he has twenty  (20) days in which to consider whether he should sign this Agreement; and c) that if he signs this Agreement, he will be given seven (7) days following the date in which he signs to revoke the Agreement and it would not be effective until after this seven-day period had lapsed.

     11.     Return of Property:  To the extent he has not already done so, Mr. Lambert shall, on or before the Termination Date, return to Quantum all Quantum property, including all keys, credit cards, files, documents, business records, customer records, computer discs, PDAs, computer, telephone and other Quantum property and assets that may be in his possession or control.

     12.     Non-Disparagement: Mr. Lambert agrees not to make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action, which may, directly or indirectly, disparage Quantum its officers, directors, employees, advisors, businesses or reputations.  Quantum agrees that it will not make statements or representations, or take any action, which may, directly or indirectly, disparage Mr. Lambert or his business or reputation.  Notwithstanding the foregoing, nothing in this Agreement shall preclude either Mr. Lambert or Quantum from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

     13.     Construction of Agreement: This Agreement shall not be construed in favor of or against any of the parties hereto, regardless of which party initially drafted it. This Agreement was reached through arms-length negotiations by the parties and their respective counsel, and it represents a final, mutually agreeable compromise.

     14.     Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

Acknowledged and Agreed:

Dated:	June 29, 2004	/s/ Shawn Hall
Mr. Shawn Hall
For Quantum Corporation

Dated:	June 29, 2004	/s/ Michael J. Lambert
Mr. Michael J. Lambert